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                                                                   Exhibit 10.23

                         EXECUTIVE EMPLOYMENT AGREEMENT


     THIS AGREEMENT made as of the 24 day of July, 1996,


BY AND BETWEEN:                MICHAEL F. ANKCORN

                               (hereinafter referred to as the "Employee")


AND:                           CLINTRIALS BIORESEARCH LTD.

                               (hereinafter referred to as the "Employer")


     WHEREAS the Employee is a key executive of the Employer and has made valuable contributions to the productivity and profitability of the Employer;

     AND WHEREAS the Employer considers it essential and in the best interests of the Employer that the Employee be encouraged to remain with the Employer and to continue to devote his full attention to the Employer's business;

     AND WHEREAS the Employer and the Employee desire to enter into this Agreement setting forth the terms and conditions of employment of the Employee with the Employer and the benefits attaching thereto.


     NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE 1.
                                 INTERPRETATION

1.1 DEFINITIONS. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

(a) "ACTIVITY" shall mean any act, undertaking or decision whatsoever taken, effectuated or made in respect of, or relating to, the Business; and "Activities" shall mean the aggregate thereof.

(b) "AGREEMENT" shall mean this Employment Agreement and all instruments supplemental hereto or in amendment or confirmations hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.


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(c)  "BONUS" shall mean the amounts payable to the Employee pursuant to any bonus or incentive compensation plan referred to at Section 8.1.

(d) "BUSINESS" shall mean, in relation to the Employer, the business now and hereafter conducted by the Employer up to the date of termination of this Agreement, as well as the business that the Employer is in the process of developing at the time of termination of this Agreement. Without limiting the generality of the foregoing, the business at the time of signature of this Agreement can generally be described as the business of designing and conducting research programs for pharmaceuticals, bioengineered products, chemical compounds, biomaterials and other similar substances.

(e) "CAUSE" shall mean any event or circumstance which, pursuant to applicable law, constitutes cause for dismissal without either notice or payment in lieu of notice.

(f)  "CHANGE OF CONTROL" shall mean:

     the sale by ClinTrials Research, Inc. ("CTR") of shares and/or other securities of the Employer of which are attached votes which may be cast to elect directors of the Employer ("Voting Shares") such that the remaining Voting Shares held by CTR are, in the aggregate, equal to or fewer than fifty percent (50%) of all Voting Shares of the Employer, as a result of which a Person, or a group of Persons, or Persons acting in concert, or Persons associated or affiliated with any such Person or group within the meaning of the Canada Business Corporation Act, other than CTR would be in a position to exercise effective control over the Employer.

(g) "CONFIDENTIAL INFORMATION" shall mean all information (including, without limiting the generality of the foregoing, all information related to processes, formulae, research and development, finance, marketing, and all names of, or lists of, customers or sponsors) howsoever received by the Employee from, through or relating to the Employer, and in whatever form (whatever oral, written, machine readable or otherwise), which pertains to the Employer; provided, however, that the term "Confidential Information" shall not include information which:

     (i) is in the public domain without any fault or responsibility on the Employee's part;

          or

     (ii) is properly within the legitimate possession of the Employee prior to its disclosure and without any obligation of confidentiality attaching thereto; or

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     (iii) after disclosure, is lawfully received by the Employee from another
           Person who is lawfully in possession of such Confidential Information and such other Person was not restricted from disclosing the said information to the Employer; or

     (iv) is independently developed by the Employee through Persons who have not had assets to, or knowledge of, the Confidential Information; or

     (v) is approved by the Employer for disclosure prior to its actual disclosure.

(h) "EMBODIMENTS" shall include, without limitation, all designs, drawings, sketches, blueprints, photographs, films, models, charts and maps.

(i) "GOVERNMENTAL BODY" shall mean:

     (i) any domestic or foreign national, federal, provincial, state, municipal or other government body;

     (ii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies;

     (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies; or

     (iv) any domestic or foreign judicial, quasi-judicial, arbitration or administrative court, grand jury, commission, board or panel.

(j) "INCAPACITY" shall mean any medical condition whatsoever which leads to the Employee's absence from the Employee's job function for a continuous period of six (6) months, without the Employee being able to resume functions on a full time basis at the expiration of such period, and any unsuccessful attempts to return to work for periods under fifteen (15) days shall not interrupt the calculation of the said six (6) months period; or

    a condition of total and continuing disability which renders the Employee incapable of performing his essential job duties and functions.

(k) "INVOLUNTARY TERMINATION" shall mean:

     (i) any actual or express termination by the Employer of the Employee's employment following any Change of Control which is not due to the death of the Employee, the Employee's voluntary resignation or incapacity;



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         (ii)  any requirement by the Employer that the Employee's position and principal office be based and located more than twenty (20) miles outside the boundaries of the City of Montreal;

         (iii) any change in the Employee's title, reporting relationship, responsibilities or authority as in effect immediately prior to any Change of Control which is made within twenty-four (24) months of such Change of Control and which adversely affects to a material degree his role in the management of the Employer.

         (iv) any reduction in the Employee's salary paid to him by the Employer as in effect immediately prior to any Change of Control or, if such salary has been subsequently increased at any time or from time to time, any reduction in such increased salary;

         (v) any termination or reduction in value of the Employee's employee benefit programs, including, but not limited to, any pension plan, stock option plan, investment plan, savings plan, incentive compensation plan or life insurance, medical plans or disability plans provided by the Employer to the Employee and in which the Employee is participating or under which the Employer is covered, all as in effect immediately prior to any Change of Control; and

         (vi) any failure or refusal of the Employer to renew the Termination Benefits under this Agreement as outlined in Section 19.2 after any Change of Control shall have occurred.

(l) "PERMITTED USES" shall mean the analysis and utilization of Confidential Information by the Employee in relation to any Activity for purposes of fulfilling and executing the Employee's duties, responsibilities and functions hereunder.

(m) "PERSON" shall mean any individual or other entity possessed of judicial personality, including, without limitation, a corporation, company, cooperative, partnership, trust, unincorporated association, Affiliate or Governmental Body; and pronouns when they refer to a Person shall have a similarly extended meaning.

(n) "TERMINATION BENEFITS" shall mean the rights and benefits in favour of the Employee provided for under Article 17 of this Agreement as well as the obligations of the Employer under the said Article.

(o) "TERRITORY" shall mean North America, as well as any other country in which the Employer may carry on business at any time during the one (1) year period following the date of termination of this Agreement.



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                                   ARTICLE 2.
                                      TERM

2.1 Term. This Agreement is hereby concluded for a term of five (5) years, effective as of the date hereof.

                                   ARTICLE 3.
                          DUTIES AND RESPONSIBILITIES

3.1 Duties and Responsibilities. As Chairman of the Board, President and Chief Executive Officer of the Employer, the Employee's duties and responsibilities shall include, above and beyond those inherent to the Employee's office and normally pertaining to it, those compatible with the Employee's position and which the Employer or its Board of Directors or the Board of Directors of ClinTrials Research, Inc. may delegate to the Employee from time to time.

3.2 Additional Duties. The Employee hereby agrees to execute such additional tasks compatible with his position as may be assigned by the Employer from time to time, the whole according to the directives of the Employer.

                                   ARTICLE 4.
                                    LOYALTY

4.1 Loyalty. The Employee shall devote the whole of his working time, attention, skills and competence to the Employer and to the Business. The Employee shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote the Employer's legitimate interests for the term of this Agreement.

                                   ARTICLE 5.
                                CONFIDENTIALITY

5.1 Obligation of Confidentiality. The Employee hereby agrees not to, use, divulge, diffuse, sell, transfer, give, circulate, or otherwise distribute to any Person, or otherwise make public, any Confidential Information during the term of this Agreement and for a period of thirty-six (36) months following the termination of this Agreement.

5.2 Trade Secrets. Notwithstanding any provisions of this Agreement to the contrary, the Employee shall not, at any time while an employee of the Employer or at any time thereafter, use, divulge, diffuse, sell, transfer, give, circulate or otherwise distribute to any Person Confidential Information which constitutes a trade secret of the Employer.


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5.3  Exception. Notwithstanding any provision hereof to the contrary, the
Employee shall have the right to use Confidential Information in relation to Permitted Uses; in which event, the Employee shall, at all times, take all necessary, useful or desirable measures in order to prevent the disclosure or non-authorized use of such Confidential Information.

5.4 No Unauthorized Reproductions. Except when authorized in accordance with the Permitted Uses, under no circumstances shall the Employee reproduce any Confidential Information without the Employer's prior written consent. All reproductions of Confidential Information shall be governed by this Agreement and shall be treated as Confidential Information hereunder.

5.5 Return of Confidential Information. All Confidential Information and all Embodiments thereof (including any reproductions) shall remain the sole property of the Employer and shall be returned to the Employer immediately upon request to this effect or immediately after the termination of this Agreement.

5.6 Exceptions. Notwithstanding any provision hereof to the contrary, nothing in this Agreement shall prevent the disclosure of Confidential Information if such disclosure must be made in response to the formal request of a Governmental Body or is otherwise required under any applicable law; it being understood, however, that to the extent possible, the Employee shall inform the Employer of such a request for disclosure in order that the latter may, at the appropriate time, decide whether or not the contest the said disclosure. The Employee shall fully cooperate with the Employer in any efforts to obtain any type of protective order or any other remedy or recourse which the Employer may seek to obtain in this regard.


                                   ARTICLE 6.
               OBLIGATION OF NON-COMPETITION AND NON-SOLICITATION

6.1 Obligation of Non-Competition. The Employee shall not, during the term of this Agreement and, on condition that the Employee receives payment of the Termination Benefits as a result of an Involuntary Termination, for a period of thirty-six (36) months after the date of termination of the Employee's employment, on the Employee's own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, whether alone, through or in connection with any Person, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business in all or part of the Territory which is in competition, in whole or in part, with the Business.

6.2 Exception. The Employee shall not be in default under this Article by virtue of the Employee holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of any body corporate which is listed on a recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with the Business.



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6.3  Obligations of Non-Solicitation. The Employee shall not, during the term of this Agreement and, on condition that the Employee receives payment of the Termination Benefits as a result of an Involuntary Termination, for a period of thirty-six (36) months after the date of termination of the Employee's employment, solicit the employment or other services of any employee of the Employer.

                                   ARTICLE 7.
                                     SALARY

7.1 Salary. The Employee shall receive an annual gross base salary of two hundred and twenty thousand dollars Canadian ($220,000) (the "Base Salary"), less the appropriate legal deductions, to be paid in twenty-six (26) bi-weekly and equal instalments. Such salary shall be reviewed annually by the Compensation Committee of the Employer in accordance with its internal policies in effect from time to time but shall not, at any time, be reduced to less than two hundred and twenty thousand dollars Canadian ($220,000).

                                    ARTICLE 8.
                           BONUS AND INCENTIVE PLANS

8.1 Bonus and Incentive Plans. The Employee shall be eligible to participate in all of the Employer's bonus and incentive compensation plans in force and offered to senior executives of the Employer at the time, which plans may be modified by the Employer at its sole discretion from time to time.

                                   ARTICLE 9.
                             BENEFITS AND VACATION

9.1 Benefits and Vacation. The Employee shall have the right to participate in all benefit programs and/or plans granted to senior executives of the Employer, the whole in accordance with the actual programs or plans that the Employer may institute from time to time or as otherwise required under any applicable law. The Employee shall be granted vacation in accordance with the Employer's policy as amended from time to time, which at the date of signing of the present Agreement is the following: four (4) weeks of vacation after fifteen (15) years of uninterrupted service and five (5) weeks of vacation after twenty (20) years of uninterrupted service.

                                  ARTICLE 10.
                                    EXPENSES

10.1 Expenses. The Employer hereby agrees to reimburse to the Employee all expenses and fees reasonably incurred by the Employee in the exercise of the Activities upon presentation of appropriate receipts or other evidence thereof.

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                                   ARTICLE 11.
                                   AUTOMOBILE

11.1 Automobile. The Employee shall be entitled during the term of the Agreement to the use of one (1) automobile vehicle fully expensed by the Employer and commensurate to the Employee's position.

                                   ARTICLE 12.
                                CLUB MEMBERSHIPS

12.1 Club Memberships. The Employee shall be entitled to membership in the Forest and Stream Club, the West Island Health Club and in any other club(s) or associations selected by the Employee and acceptable to the Employer, whereupon all membership fees and dues shall be paid by the Employer and the ownership of which shall be the property of the Employee.

                                   ARTICLE 13.
                                 STOCK OPTIONS

13.1 Stock Options. The Employee shall be eligible to participate in and benefit from any stock option and/or stock purchase plan that is offered or adopted by ClinTrials Research, Inc. for the benefit of its senior executives and key employees, the whole in accordance with the terms and conditions of such a plan, as approved and modified from time to time by the Board of Directors of ClinTrials Research, Inc.

                                   ARTICLE 14.
                                PENSION BENEFITS

14.1 Pension Benefits. The Employee shall continue to participate in and benefit from the existing Pension Plan for Designated Employees of Employer. In accordance with the terms and conditions of the said plan, as approved and modified from time to time by the Board of Directors of the Employers. This Agreement does not affect Employee's pension rights under existing pension agreements.

                                   ARTICLE 15.
                          TERMINATION OF THE AGREEMENT

15.1 Termination of the Agreement. The parties hereto acknowledge and expressly agree that the present Agreement may only be terminated in any of the following eventualities:

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(a)  at any time, for fraud or gross misconduct, on simple notice from the
     Employer to the Employee, the whole without other notice or any pay in lieu of notice or any indemnity whatsoever, except as may otherwise be required by applicable law; or

(b) at any time for any reason other than fraud or gross misconduct, by remitting to the Employee the amounts and benefits referred to in section 17.2, applied mutatis mutandis, whether or not there is a Change of Control; or

(c)  at any time in accordance with Article 17; or

(d)  upon the death or the Incapacity of the Employee.


                                  ARTICLE 16.
                         OBLIGATION TO REMAIN EMPLOYED

16.1 Employee to Remain Employed. If a Person takes any steps to effect a Change of Control, the Employee shall not voluntarily leave his employment with the Employer, other than by way of normal retirement, and shall continue to perform his duties related to his employment until such person has abandoned or terminated his or its efforts to effect a Change of Control or until after a Change of Control has been effected, except as may be permitted by other provisions of this agreement.


                                  ARTICLE 17.
                              TERMINATION BENEFITS

17.1 Conditions of Payment. The benefits outlined in Section 17.2 shall become due and payable if:

(a)  there has been a Change of Control of the Employer; and

(b) the employment of the Employee with the Employer has been terminated by an Involuntary Termination;

but, subject to Section 17.7 hereof, no such benefits shall be payable in relation to any particular Change of Control if within twenty-four (24) months next following that particular Change of Control, the employment of the Employee with the Employer has not been terminated by an Involuntary Termination.

17.2 Termination Benefits. If the events outlined in Section 17.1 have occurred, the Employer shall:



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(a) pay to the Employee on the same basis as in effect immediately prior to such
    Involuntary Termination for a period of three (3) years following such Involuntary Termination an amount equivalent to the Employee's salary and Bonus at the rate in effect immediately prior to such Involuntary
    Termination or on the effective date of the Change of Control, whichever is higher;

(b) pay to the Employee within sixty (60) days following the end of the fiscal year of the Employer in which the Involuntary Termination occurs, a lump sum equivalent to the amount, if any, of such Bonus which would otherwise have been payable to the Employee had he remained employed to the end of such fiscal year, calculated on the basis that the number of months, including the month in which such Involuntary Termination occurs, bears to the total number of months for which the Bonus would otherwise have been paid during such fiscal year and calculated in accordance with the terms for Bonus payments as in effect immediately prior to such Involuntary Termination or on the effective date of the Change of Control, whichever would yield a higher Bonus payment to the Employee;

(c) pay to the Employee the amount of any unpaid salary earned by the Employee up to and including the date of such Involuntary Termination;

(d) pay to the Employee any unpaid vacation pay earned by him up to and including the date of such Involuntary Termination;

(e) continue to make the employer contributions necessary to maintain the Employee's coverage pursuant to all benefit plans provided to the Employee by the Employer immediately prior to such Involuntary Termination or on the effective date of the Change of Control, whichever is more beneficial to the Employee, for a period of three (3) years following such Involuntary Termination and shall deduct from any payments payable to the Employee pursuant to Subsection 17.2(a) hereof the amount of any employee contributions necessary to maintain such coverage for the above-noted period based on any such contributions which were in effect immediately prior to such Involuntary Termination or on the effective date of the Change of Control, whichever are lower;

(f) pay to the Employee an amount equivalent to the leasing cost of any car provided by the Employer to the Employee and any operating expenses of such car paid for by the Employer, all as in effect immediately prior to such Involuntary Termination or on the effective date of the Change of Control, whichever is more beneficial to the Employee, for a period of three (3) years following such Involuntary Termination;

(g) pay to the Employee for a period of three (3) years following such Involuntary Termination the amount of any annual club dues and club expenses paid for by the Employer on behalf

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    of the Employee immediately prior to such Involuntary Termination or on the effective date of the Change of Control, whichever is more beneficial to the Employee;

(h) in respect of all stock options granted to Employee under any stock option plan in effect immediately prior to such Involuntary Termination whether or not such options are currently exercisable all options shall vest, and remain exercisable for a six (6) month period following Termination.

(i) credit the Employee with service for the purposes of any pension plan or pension arrangements in which the Employee participated or which pertained to the Employee immediately prior to such Involuntary Termination or which were in effect on the effective date of the Change of Control, whichever were more beneficial to the Employee, for the period of three (3) years following such Involuntary Termination and include in calculating the Employee's earnings for the purpose of determining any benefits payable to the Employee pursuant to such plan or arrangements all amounts (other than any Bonus) payable to the Employee pursuant to Subsection 17.2(a);

(j) until the Employee accepts a position of substantially similar character and compensation in the industry, his Retirement Compensation Arrangement (or supplementary pension plan) with the Employer will be properly funded annually, for past services, on the basis of the information set forth in the letter of Towers Perrin dated November 16, 1990, a copy of which is annexed hereto as Appendix "A";

(k) until the Employee accepts a position of substantially similar character and compensation in the industry, his pension plan will continue to be available and fully paid-up, on the basis of the information set forth in the letter of Towers Perrin dated November 16, 1990, copy attached, until the Employee attains the age of sixty (60), as though the Employee's employment with the Employer was uninterrupted until that time;

(l) proper Arrangements satisfactory to the parties will be made at the time of termination of the Employee's employment by an Involuntary Termination so as to secure the payment of all sums due to him; and

(m) should the Employee accept alternative work outside Quebec, Employee shall use his best efforts to cause his new employer to pay moving expenses, and failing that, then the Employee will also be reimbursed for unreimbursed moving expenses up to twenty thousand dollars ($20,000).

17.3 Successor. The Employer shall use its best efforts to require any successor, whether direct or indirect, to all or substantially all of the business and/or assets of the Employer to expressly agree to assume and to perform this Agreement in the same manner that the Employer would have been

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
required to perform it if no such succession had occurred. If the Employer fails to obtain such agreement prior to the effective date of such succession, such failure shall be deemed to be an involuntary Termination of the Employee's employment by the Employer and such termination shall be deemed to have occurred on the said effective date.

17.4 Mitigation. Following an Involuntary Termination of the Employee's employment with the Employer after a Change of Control the Employee shall use all reasonable efforts to mitigate any damages resulting from such Involuntary Termination provided, however, that the Employee shall not be required to accept a position of substantially different character than the position held by him with the Employer immediately prior to such Involuntary Termination or on the effective date of the Change of Control, whichever was a more responsible position, nor shall he be required to accept a position in a location which is unreasonable, given the personal circumstances of the Employee at the time any such position is offered to him.

17.5 Lump Sum Payment. Notwithstanding any other provisions in this Agreement, if the Employee successfully mitigates any damages as outlined in Section 17.4 within the period of three (3) years following such Involuntary Termination:

(a)  the Employer's obligations pursuant to Subsections 17.2(a), (e), (f) and
     (g) shall thereupon cease;

(b)  the Employee shall immediately notify the Employer of such mitigation; and

(c) following receipt of such notice, the Employer shall pay to the Employee a lump sum equivalent to the balance of the payment which it would otherwise have made to the Employee pursuant to Subsection 17.2(a) but for such mitigation.

17.6 Fair and Reasonable. The parties confirm that the provisions of this
Article 17 are reasonable and that the total benefits payable as outlined herein are reasonable estimates of the damages which will be suffered by the Employee in the event of an Involuntary Termination following a Change of Control.

17.7 Other Rights Not Affected. The lapse of rights under Section 17.1 with respect to any particular Change of Control shall not limit the entitlement of the Employee to benefits becoming due and payable with in twenty-four (24) months next following any subsequently Change of Control.


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                                  ARTICLE 18.
                                  LIMITATION

18.1 Limitation. The Employee hereby recognizes and accepts that the Employer shall not, under any circumstances, be responsible of any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of this Agreement, above and beyond the amounts specifically provided for herein.

                                  ARTICLE 19.
                    TERM AND RENEWAL OF TERMINATION BENEFITS

19.1 Term of Termination Benefits. Notwithstanding anything to the contrary contained in this Agreement, the Termination Benefits under this Agreement shall extend for an initial period of five (5) years, commencing on the date hereof.

19.2 Offer to Renew by Employer. The Employer may offer to renew the Termination Benefits under this Agreement for a period of Five (5) years and so on for successive periods of five (5) years each (a "Renewal Period") by giving notice in writing to the Employee by not later than the day of July, 2001 or the last day of any Renewal Period, as applicable.

19.3 Non-Renewal. If the Employer offers to renew the Termination Benefits under this Agreement and the Employee does not accept such offer, then the
Termination Benefits under this Agreement shall terminate on the    day of
July, 2001 or on the last day of the applicable Renewal Period, as the case may be. In the event Employer does not intend to renew this Agreement or the Termination Benefits at the end of the initial period of five (5) years, the Employer shall give notice to Employee of its present intention not to so renew on or before six months from the fifth anniversary hereof. In the event that Employer does not renew this Agreement beyond the initial term of five years, Employer shall pay Employee upon termination of this Agreement a lump sum of money equal to Employee's most recent annual base salary as a severance payment.

                                  ARTICLE 20.
                                    GENERAL

20.1 Number. In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

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
20.2 Benefits of Agreement. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee as well as the successors and permitted assigns of the Employers.

20.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties with respect to the subject matter dealt with herein other than as expressly set forth in this Agreement.

20.4 Amendments and Waivers. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

20.5 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

20.6 Notices. Any notice consent, authorization, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telex, telecopier or similar telecommunications device and addressed as follows:

(a)    in the case of the Employee, to:

       3 Kirkland Avenue
       Beaconsfield, Quebec H9W SL1 Canada

       Attention: Michael Ankcorn

       Fax:  (514) 630-8239

(b)    in the case of the Employer, to:

       ClinTrials BioResearch Ltd.

       Care of:




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     ClinTrials Research, Inc.
     One Burton Hills Blvd., Suite 210
     Nashville, TN 37215
     Attention: Chief Executive Officer

     Copy:     Harwell Howard Hyne Gabbert & Manner, P.C.
               1800 First American Center
               315 Deaderick Street
               Nashville, Tennessee 37238
               Attention: Mark Manner

Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by telex, telecopier or similar telecommunications device, on the calendar day next following receipt of such transmission or, if delivered, to have been delivered and received on the date of such delivery, provided, however, that if such date is not a business day, then it shall be deemed to have been delivered and received on the business day next following such delivery. Either Party may change its address for service by notice delivered as aforesaid.

20.7 Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec.

20.8 Arbitration. Any dispute, controversy or claim arising out of, or relating to this Agreement, or the breach, interpretation, termination or invalidity thereof (hereinafter "Dispute"), shall be definitely settled in accordance with the provisions on arbitration in the Code of Civil Procedure of Quebec and the Civil Code of Quebec by a tribunal of three (3) arbitrators. Each party shall appoint one arbitrator.

(a) The party wishing to initiate arbitration (hereinafter "Claimant") shall send a notice of arbitration (hereinafter "Notice") to the other party (hereinafter "Respondent"), specifying the object of the Dispute and naming the Arbitrator of its choice.

(b) The Respondent will then have fifteen (15) calendar days to notify the Claimant of its choice of arbitrator.

(c) The two arbitrators thus appointed by the parties shall together, within thirty (30) days of the receipt by the Claimant of the Respondent's notice of its choice of arbitrator, designate the third (3rd) arbitrator who shall preside over the Arbitration Tribunal.

(d) The presiding arbitrator shall be a member of the Quebec Bar with at least ten (10) years experience in the field of labor relations and employment law.

(e) If the two arbitrators appointed by the parties are unable to agree on the selection of the third arbitrator within thirty (30) days of the receipt by the Claimant of the Respondent's Notice of its choice of arbitrator, the third arbitrator shall be designated by the highest ranking officer of the Quebec National and International Commercial Arbitration Centre upon a motion of either party hereto.

(f) The seat of arbitration shall be Montreal, Canada and the language of arbitration shall be English. The arbitral tribunal may, without changing the seat of arbitration, hold hearings elsewhere for reasons of convenience, but only with the agreement of the parties.

20.9 COPY OF AGREEMENT. The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Employer.

20.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

20.11 LANGUAGE. The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties our presentes reconnaisset avoir requis que lo presenta enpense et les documents qui y sont retorifs soient rediges an langue anglaise.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first hereinabove mentioned.


                                             /s/ Michael F. Ankcorn
                                             ---------------------------------
                                             MICHAEL F. ANKCORN


                                             CLINTRIALS BIORESEARCH LTD.


                                             Per: /s/ William C. O'Neil, Jr.
                                                  -----------------------------
                                                  Name: William C. O'Neil, Jr.

ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT OF JULY 31, 1996 AND THE MEMORANDUM OF AGREEMENT OF JUNE 19, 1997 AS ENTERED INTO BY CLINITRIALS BIORESEARCH LTD. AND MICHAEL F. ANKCORN
-------------------------------------------------------------------------------


BY AND BETWEEN:     MICHAEL F. ANKCORN

                    (hereinafter referred to as the "Employee")

AND:                CLINTRIALS BIORESEARCH LTD.

                    (hereinafter referred to as the "Employer")

WHEREAS the Employee and Employer have agreed to modify certain terms of the Executive Employment Agreement of July 31, 1996, and the Memorandum of Agreement of June 19, 1997, to which they are both party;

AND WHEREAS the parties agree that all terms and conditions of the Executive Employment Agreement and Memorandum of Agreement not addressed by the present Addendum shall remain unchanged;

NOW THEREFORE the parties hereto agree as follows:

1.   The preamble forms an integral part of the present Addendum;

2. Article 1.1(f) of the Executive Employment Agreement is hereby abolished and all references to "Change of Control" as defined therein are hereby rendered without effect;

3. Article 1.1(o) of the Executive Employment Agreement is hereby modified by replacing the words "three (3)" with the words "one (1)";

4. Article 6.1 of the Executive Employment Agreement is hereby modified by replacing the words "thirty-six (36)" with the words "twelve (12)";

5. Article 6.3 of the Executive Employment Agreement is hereby modified by replacing the words "thirty-six (36)" with the words "twelve (12)";

6. Article 17 of the Executive Employment Agreement including all of its sections, paragraphs, sub-paragraphs and other constituent elements, is hereby abolished as it pertains to termination of the Employee's employment following a Change of Control only, as that term was defined in the Executive Employment Agreement prior to the present modifications and all references to the said Article 17 as they appear throughout the Executive Employment Agreement and the Memorandum of Agreement are hereby rendered without effect inasmuch as they pertain to termination following a Change of Control only;

7. For greater certainty, the parties to the present Addendum hereby agree that the provisions of Article 17 of the Executive Employment Agreement, and in particular section 17.2, will continue to apply to the termination of the Employee's employment in accordance with the provisions of paragraph 15.1(b) of the Executive Employment Agreement save that this provision will not apply in the case of a Change of Control and that all references to the term "three (3) years" in section 17.2 shall be replaced with the term "one (1) year";

8. All other terms of the Executive Employment Agreement remain in full force and effect.

9. The parties hereto acknowledge that they have requested and are satisfied that this Addendum be drafted in the English language. / Les parties aux presentes reconnaissent avoir demande que le present addenda soit redige en anglais.


IN WITNESS WHEREOF the parties hereto have executed this Addendum on the date first mentioned above


                                          CLINITRIALS BIORESEARCH LTD.

                                          /s/ Paul Bancroft
                                          _____________________________________
/s/ Michael F. Ankcorn                    PAUL BANCROFT
___________________________________       _____________________________________
Michael F. Ankcorn                        Per: Vice President, Finance/Admin


29 August 2001                            29/08/01
___________________________________       _____________________________________
Date:                                     Date:

      ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT OF JULY 31, 1996 AND THE MEMORANDUM OF AGREEMENT OF JUNE 19,1997 AS ENTERED INTO BY CLINTRIALS
                     BIORESEARCH LTD. AND MICHAEL F. ANKCORN


BY AND BETWEEN:          MICHAEL F. ANKCORN
                         (hereinafter referred to as the "Employee")

AND:                     CLINTRIALS BIORESEARCH LTD.
                         (hereinafter referred to as the "Employer")

DATED AS OF JUNE 3, 2002

WHEREAS, the Employee and the Employer have agreed to acknowledge and to modify certain terms of the Executive Employment Agreement of July 31, 1996, and the Memorandum of Agreement of June 19, 1997, to which they are both party;

AND WHEREAS, the parties agree that the terms used in this Addendum that are not otherwise defined shall have the meanings given to such terms in the Executive Employment Agreement;

AND WHEREAS, the parties agree that all terms and conditions of the Executive Employment Agreement and Memorandum of Agreement not addressed or modified by this Addendum of any prior Addendum between the parties shall remain unchanged;

NOW THEREFORE, the parties hereto agree as follows:

1. The parties acknowledge that in accordance with Article 19, Section 19.1 of the Executive Employment Agreement, the Employer provided the appropriate notice to the Employee on or prior to July 24, 2001 and that the first Renewal Period and correspondingly the term of the Executive Employment Agreement set forth in
Article 2, Section 2.1 of the Executive Employment Agreement shall expire on July 24, 2006.

2. Article 7, Section 7.1 of the Executive Employment Agreement is hereby modified by replacing the words and numbers "two hundred and twenty thousand dollars Canadian ($220,000)" with the words and numbers "three hundred seventy thousand eight hundred sixty-three dollars Canadian ($370,863)" in each instance.

3. The parties acknowledge that Mr. Ankcorn shall continue to serve Employer in his current capacities as Chairman of the Board, President and Chief Executive Officer and that he shall also be employed as a Group Executive Vice President of Inveresk Research Group, Inc., the Employer's newly formed indirect parent company.

4. All other terms of the Executive Employment Agreement remain in full force and effect.

5. The parties hereto acknowledge that they have requested and are satisfied that this Addendum be drafted in English language. / Les parties aux presentes reconnaissent avoir demande que le present addenda soit redige en anglais.

IN WITNESS WHEREOF the parties hereto have executed this Addendum on the date first mentioned above.

                                            CLINTRIALS BIORESEARCH LTD.


/s/ Michael F. Ankcorn                       /s/ Paul Bancroft
-------------------------                   ---------------------------
Name: Michael F. Ankcorn                     Name: Paul Bancroft
                                             Title: Vice President,
                                                    Finance/Admin.